Exhibit 99.1

Bank of the Ozarks, Inc. Announces Agreement to Acquire

Genala Banc, Inc. in Geneva, Alabama

Bank of the Ozarks, Inc. (NASDAQ: OZRK) announced today that it has entered into a definitive agreement and plan of merger (“Agreement”) with Genala Banc, Inc. According to the terms of the Agreement, Bank of the Ozarks, Inc. (“Company”) will acquire all of the outstanding common stock of Genala Banc, Inc. in a transaction valued at approximately $27.3 million. Following closing, the transaction is expected to be accretive to the Company’s book value per common share, tangible book value per common share and diluted earnings per common share.

Genala Banc, Inc. is the holding company for The Citizens Bank, which operates one banking office in Geneva, Alabama. As of June 30, 2012, The Citizens Bank had approximately $170 million of total assets, $45 million of loans and $142 million of deposits. The Citizens Bank opened in Geneva in 1901.

“The Citizens Bank is a healthy bank with a great history and a solid market share in southeastern Alabama. This acquisition provides us an opportunity to expand our already substantial presence in the Southeast region and provides a nice link between our two offices in Mobile, Alabama and our two offices in Bainbridge, Georgia,” commented George Gleason, the Company’s Chairman and Chief Executive Officer. “Customers of The Citizens Bank will continue to enjoy local decision making and the same quality of friendly hometown banking to which they have become accustomed, as well as benefitting from an enhanced menu of financial services and technology options,” Gleason added.

Roy G. Dowdy, Jr., President and Chief Executive Officer of The Citizens Bank, stated, “Bank of the Ozarks, recognized as the top performing bank in the country, stood out as an excellent fit for our customers, our employees, our community, and our stockholders as we considered the strategic direction of our company. Our goal was to find a successful organization sharing a similar community banking philosophy, with the ability to offer our customers access to a wider range of products and services. We look forward to joining the outstanding team at Bank of the Ozarks.”

Under the terms of the Agreement, which has been unanimously approved by the boards of directors of both companies, the Company will issue shares of its common stock valued at approximately $13.9 million plus approximately $13.4 million in cash for all outstanding shares of Genala Banc, Inc. common stock, all subject to certain conditions and potential adjustments. Simultaneous with the closing of the transaction, Genala Banc, Inc. will merge into Bank of the Ozarks, Inc., and The Citizens Bank will merge into the Company’s wholly-owned bank subsidiary, Bank of the Ozarks. Completion of the transaction is subject to certain closing conditions, including customary regulatory approvals and the approval of the shareholders of Genala Banc, Inc. The transaction is expected to close in late December 2012 or during the first quarter of 2013. Bank of the Ozarks, Inc. was advised by the investment banking firm of FIG Partners, LLC and the law firm of Kutak Rock LLP. Genala Banc, Inc. and The Citizens Bank were advised by Sheshunoff & Co. and the law firm of Bradley Arant Boult Cummings LLP.

ADDITIONAL INFORMATION

The Company intends to file a registration statement on Form S-4, which will include a proxy statement/prospectus and other relevant materials in connection with the proposed merger transaction involving the Company and Genala Banc, Inc. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THIS FILING WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission (the “SEC”) on the SEC’s website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by the Company at the Company’s website at http://www.bankozarks.com, Investor Relations, or by contacting Susan Blair, by telephone at (501) 978-2217.

The Company, Genala Banc, Inc. and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from shareholders of Genala Banc, Inc. in connection with the merger transaction. Information regarding directors and executive officers of the Company and Genala Banc, Inc. and their respective interests in the proposed transaction will be available in the proxy statement/prospectus of the Company and Genala Banc, Inc. described above and other relevant materials to be filed with the SEC.

Bank of the Ozarks, Inc. is a bank holding company with $3.76 billion in total assets as of June 30, 2012 and trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 116 offices in Arkansas, Georgia, Texas, Florida, Alabama, North Carolina and South Carolina. The Company may be contacted at (501) 978-2265 or P. O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

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